FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 14, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports 2012 Year-end Reserves;
Updates Production

Salt Lake City, March 14, 2013 – FX Energy, Inc. (NASDAQ: FXEN) today reported proved oil and gas reserves for its combined Poland and domestic operations at year-end 2012 of 47.7 billion cubic feet equivalent (“Bcfe”).  This represents a decrease of approximately 5.7 Bcfe or 11% from 2011 year-end reserves of 53.4 Bcfe.  The decrease was due primarily to production during the year of 4.8 Bcfe and negative revisions of 3.3 Bcfe, offset in part by reserve additions of 2.3 Bcfe from the Komorze-3K discovery well.  FX Energy owns a 49% interest in the Komorze-3K well, which is located in the Fences concession area.

The Company’s year-end 2012 proved plus probable (P50) reserves, which represent the most likely case, were 79.4 Bcfe, down 16% compared to 94.5 Bcfe at year-end 2011.  At year end 2012 the pre-tax net present value (discounted at 10%) of the Company’s proved P50 reserves was $243 million.  This also represents a decrease of 16% from year-end 2011.

Oil and gas prices had a mixed impact on the value of the Company’s reserves.  The weighted average prices used to determine year-end 2012 reserves were $6.60 per thousand cubic feet of gas (Mcf) and $78.14 per barrel of oil (Bbl), compared to $6.19 per Mcf and $84.61 per Bbl for 2011.

“The estimated pre-tax discounted present value of our P50 reserves at the end of 2012 was $4.56 per share compared to last year’s $5.67,” said David Pierce, FX Energy’s CEO.  “We are disappointed that this year’s number is lower than last year’s.  We believe our increased drilling program and budget for 2013 and 2014, particularly in the Fences concession, should result in new discoveries to reestablish our long term track record of reserve growth.”

The following table represents the Company’s estimate of proved reserve quantities as of year- end 2012:

	Crude Oil		Natural Gas
	United States	Poland	United States	Poland
	(In thousand barrels of oil)		(In million cubic feet)

December 31, 2012:
Beginning of year	639	--	--	49,636
Extensions or discoveries(1)	--	--	--	2,313
Revisions of previous estimates(2)	9	--	--	(3,371)
Production	(54)	--	--	(4,457)
End of year	594	--	--	44,121

Production Update

The Company’s daily production has grown from an average of 12.0 Mmcfe a day in 2011 to 13.2 Mmcfe per day in 2012.  So far in 2013 the average daily production rate is 14.0 Mmcfe.  Construction is underway to bring two more wells on line later this year.  The production increase from these two wells, Lisewo-1 and Komorze-3K, is expected to more than offset natural production declines elsewhere.  As a result, the Company anticipates 2013 year-end results will show another year on year increase in average daily production.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.